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Exhibit 12 to 2002 10-Q

                              CONVERGYS CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                              (Amounts in millions)

                                                                  For the Three
                                                                  Months Ended
Earnings:                                                         March 31, 2002
                                                                  --------------

      Income before income taxes, extraordinary
      charges and cumulative effect of change
      in accounting principle                                     $     94.3

      Adjustment for undistributed (income)/losses
      of partnerships                                                    2.5

      Interest expense                                                   3.6

      Portion (1/3) of rental expense deemed interest                    9.4
                                                                  ----------

             Total earnings                                       $    109.8
                                                                  ==========

Fixed Charges:

      Interest expense                                            $      3.6

      Portion (1/3) of rental expense deemed interest                    9.4
                                                                  ----------

             Total fixed charges                                  $     13.0
                                                                  ==========

Ratio of Earnings to Fixed Charges                                      8.45
                                                                  ==========